EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Macrovision Corporation:

      We consent to incorporation herein by reference of our report dated February 8, 2000, except for Note 10, which is as of March 28, 2000, relating to the consolidated balance sheets of Macrovision Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ending December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-K of Macrovision Corporation.


Mountain View, California                                    /s/ KPMG LLP
November 6, 2000